Prescribed by:
The Ohio Secretary of State
Central Ohio: (614) 466-3910
Toll Free: 1-877-SOS-FILE (1-877-767-3453)

www.sos.state.oh.us
e-mail: busserv@sos.state.oh.us

Expedite this Form: (Select One)	
Mail Form to one of the Following:	
☐ Yes	PO Box 1390 Columbus, OH 43216
*** Requires an additional fee of $100 ***	
☐ No	PO Box 1329 Columbus, OH 43216

Certificate of Amendment by Shareholders or Members

(Domestic)

Filing Fee $50.00

(CHECK ONLY ONE (1) BOX)

(1) Domestic for Profit	PLEASE READ INSTRUCTIONS	(2) Domestic Nonprofit	
☐ Amended (122-AMAP)	☑ Amendment (125-AMDS)	☐ Amended (126-AMAN)	☐ Amendment (128-AMD)

Complete the general information in this section for the box checked above.

Name of Corporation: Peoples Bancorp Inc.

Charter Number: 834364

Name of Officer: Mark F. Bradley

Title: President and Chief Executive Officer

☑ Please check if additional provisions attached.

The above named Ohio corporation, does hereby certify that:

☑ A meeting of the ☑ shareholders ☐ directors *(nonprofit only)*

☐ members was duly called and held on January 22, 2009 (Date)

at which meeting a quorum was present in person or by proxy, based upon the quorum present, an affirmative vote was cast which entitled them to exercise 71.05 % as the voting power of the corporation.

☐ In a writing signed by all of the ☐ shareholders ☐ directors *(nonprofit amended articles only)*
☐ members who would be entitled to the notice of a meeting or such other proportion not less than a majority as the articles of regulations or bylaws permit.

Clause applies if amended box is checked.

Resolved, that the following amended articles of incorporations be and the same are hereby adopted to supercede and take the place of the existing articles of incorporation and all amendments thereto.

[

ADDITIONAL PROVISIONS TO THE
CERTIFICATE OF AMENDMENT TO THE
AMENDED ARTICLES OF INCORPORATION OF
PEOPLES BANCORP INC.

Article FOURTH shall be amended and restated in its entirety as follows:

FOURTH: The authorized number of shares of the Corporation shall be Twenty-Four Million Fifty Thousand (24,050,000), consisting of Twenty-Four Million (24,000,000) common shares, each without par value (the "common shares"), and Fifty Thousand (50,000) preferred shares, each without par value (the "preferred shares").

The directors of the Corporation are hereby authorized to provide for the issuance of, and to issue, one or more series of preferred shares and, in connection with the creation of any such series, to adopt an amendment or amendments to the Articles of the Corporation determining, in whole or in part, the express terms of any such series to the fullest extent now or hereafter permitted under Ohio law, including, but not limited to, determining• the division of such shares into series and the designation and authorized number of shares of each series; dividend or distribution rights; dividend rate; liquidation rights, preferences and price; redemption rights and price; sinking fund requirements; voting rights (in addition to such voting rights as are provided to the holders of preferred shares for purposes of Article SEVENTH of Peoples' Amended Articles of Incorporation); pre-emptive rights; conversion rights; restrictions on the issuance of shares; and other relative, participating, optional or other special rights and privileges of each such series and the qualifications, limitations or restrictions thereof. Notwithstanding the foregoing, in no event shall the voting rights of any series of preferred shares be greater than the voting rights of the common shares, except to the extent specifically required with respect to any series of preferred shares which may be designated for issuance to the United States Department of the Treasury under the TARP Capital Purchase Program instituted under the Emergency Economic Stabilization Act of 2008. In the event that at any time the directors of the Corporation shall have established and designated one or more series of preferred shares consisting of a number of shares which constitutes less than all of the authorized number of preferred shares, the remaining authorized preferred shares shall be deemed to be shares of an undesignated series of preferred shares until designated by the directors of the Corporation as being part of a series previously established or a new series then being established by the directors. Without limiting the generality of the foregoing, and subject to the rights of any series of preferred shares then outstanding, the amendment providing for issuance of any series of preferred shares may provide that such series shall be superior or rank equally or be junior to the preferred shares of any other series to the extent permitted by Ohio law.